                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-83705


Prospectus Supplement No. 2
Dated November 12, 1999 (to Prospectus dated August 13, 1999)

SkyLynx Communications, Inc.

     This Prospectus Supplement is part of the Prospectus dated August 13, 1999 relating to an offering of up to 9,996,954 shares of our common stock by persons who were issued common stock in connection with our capital raising activities or have been or will be issued common stock upon conversion of shares of our series B, series D and series E convertible preferred stock or upon exercise of warrants to purchase our common stock.

     Acquisition of Inficad Computing and Design, LLC

     On July 29, 1999 we acquired substantially all of the assets of InfiCad Computing and Design, LLC, an Internet service provider operating in the Phoenix, Arizona area. Attached hereto are:

     - Results of operations of InfiCad for the year ended December 31, 1998 and for the six-month period ended June 30, 1999; and

     - Unaudited pro forma condensed combined financial statements giving effect to our acquisition of InfiCad.

     The results of operations of InfiCad included below, which have not been audited by the Company's independent public accountants, reflect, in our opinion, all material adjustments necessary to present fairly InfiCad's results of operations for the six-month period ended June 30, 1999. The results of operations for the interim periods are not necessarily indicative of the results for the entire year, or of results that will be achieved following our acquisition of InfiCad.

     We have filed with the Securities and Exchange Commission a Current Report on Form 8-K which includes audited financial statements of InfiCad for the years ended December 31, 1998 and 1997. You may obtain a copy of the Current Report at the SEC's public reference rooms in Washington, DC, New York, New York or Chicago, Illinois, through a commercial document retrieval service or on the Internet web site maintained by the SEC at "http://www.sec.gov".




      The date of this Prospectus Supplement No. 2 is November 12, 1999.

The following are the results of operations for InfiCad for the periods indicated.


                       INFICAD COMPUTING AND DESIGN, LLC
                      ----------------------------------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                     ------------------------------------


                                              1998
                                         --------------
REVENUES                                     $1,410,310
                                             ----------
OPERATING COST AND EXPENSES                  1,768,892
                                             ----------
LOSS FROM OPERATIONS                          (358,552)

INTEREST EXPENSE                              (101,872)
                                             ----------

NET LOSS                                     $(460,424)
                                             ==========

                       INFICAD COMPUTING AND DESIGN, LLC
                       ---------------------------------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                 FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999
                 ---------------------------------------------

(Unaudited)

                                             June 30, 1999
                                             -------------

REVENUES                                     $1,092,382

OPERATING COST AND EXPENSES                   1,428,590

LOSS FROM OPERATIONS                           (336,208)

INTEREST EXPENSE                                (57,948)

NET LOSS                                      $(394,156)


SKYLYNX COMMUNICATIONS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
BASIS OF PRESENTATION

The following unaudited pro forma condensed combined financial statements give effect to the acquisitions by SkyLynx Communications, Inc. of the assets of Interaccess Corp., Simply Internet, Inc., Net Asset, LLC, InfiCad Computing and Design, LLC and the acquisition of the capital stock of CalWeb Internet Services, Inc.

The Pro Forma Condensed Combined Balance Sheet gives effect to the acquisitions as if they had occurred on June 30, 1999.

The December 31, 1998 Pro Forma Condensed Combined Statements of Operations give effect to the acquisitions as if they had occurred as of January 1, 1998, combining the results of SkyLynx Communications, Inc. for the year ended December 31, 1998, with those of the same periods for Interaccess Corp., Simply Internet, Inc., Net Asset, LLC and InfiCad Computing and Design, LLC and those of CalWeb Internet Services, Inc. for the year ended March 31, 1999.

The June 30, 1999 Pro Forma Condensed Combined Statements of Operations give effect to the acquisitions as if they had occurred as of January 1, 1999, combining the results of SkyLynx Communications, Inc. for the six months ended June 30, 1999 with those of the same period for CalWeb Internet Services, Inc. and InfiCad Computing and Design, LLC, and with those of Interaccess Corp, Simply Internet, Inc. and Net Asset, LLC for the period from January 1, 1999 through the respective acquisition date.

The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what our financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of our financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the other financial statements and notes thereto and the "Risk Factors" included in the Registration Statement No. 333-83705 on Form SB-2.

PRO FORMA CONDENSED, COMBINED BALANCE SHEET
As of June 30, 1999



                            SkyLynx     CalWeb  InfiCad               Pro forma     Pro forma
                            Communica-Internet Computing   Total      Adjust-       Combined
                            tions, Inc.Services,& Design              ments
                                       Inc.
Assets

Cash                      8,853,806   314,772         -  9,168,578    (3,725,000)   5,443,578
Accounts receivable         396,508   155,994   227,971    780,473             -      780,473
Inventory                         -         -         -          -             -             -
Other current assets        142,596    99,728    11,712    254,036             -      254,036
                         ==========  ========  ========  =========   ==========      ==========
Current assets            9,392,910   570,494   239,683 10,203,087    (3,725,000)   6,478,087

Property & equipment      2,318,884   281,872   406,682  3,007,438              -   3,007,438
Other assets               4,438,939        -         -  4,438,939     6,227,897   10,666,836
                         =========== ========= ========= ==========   ==========   ===========
Total assets             16,150,733   852,366   646,365 17,649,464     2,502,897   20,152,361
                         =========== ========= ========= ==========   ==========   ==========

Liability and Equity

Accounts payable & accrued
    liabilities           1,248,084   234,814   734,753  2,217,651    (734,753)     1,482,898
Unearned revenue            292,528   151,817   119,816    564,161           -        564,161
Other current liabilities   122,375    49,478 1,132,431  1,304,284    (797,130)       507,154
                         ------------------------------- ----------   ----------    -----------
Current liabilities       1,662,987   436,109 1,987,000  4,086,096   (1,531,883)    2,554,213

Long term debt               20,432    24,791         -     45,223            -        45,223
Other long term
    liabilities              45,311         -   193,111    238,422            -       238,422
                         ----------- --------- ---------  ---------   ---------     ----------
Total long term liabilities  65,743    24,791   193,111    283,645            -       283,645
                         ===================== ========= ==========   ==========    ==========

Total liabilities         1,728,730   460,900 2,180,111  4,369,741    (1,531,883)   2,837,858

Preferred stock          14,396,916         -         - 14,396,916             -   14,396,916
Common stock                 11,102    10,000         -     21,102        (9,566)      11,536
Paid in capital          30,530,470         -     1,500 30,531,970     2,890,566   33,422,536
Retained deficit        (30,516,485)  381,466(1,535,246)(31,670,265) 1,153,780    (30,516,485)

Total shareholders'
   equity                14,422,003   391,466(1,533,746)13,279,723     4,034,780   17,314,503
                        ------------ ------------------------------   ----------   -----------

Total liabilities and
shareholders' equity     16,150,733   852,366   646,365 17,649,464     2,502,897   20,152,361



The consideration paid in these transactions was $3,725,000 cash and 472,259 shares of common stock with a market value of $3,150,000 (of which 38,469 shares with a market value of $257,500 were retained by SkyLynx as a purchase price holdback).

               PRO FORMA CONDENSED, COMBINED STATEMENT OF OPERATIONS
                       For the six months ended June 30,1999


                      SkyLynx      Previously            Pro Forma    InfiCad    InfiCad     Pro forma
                      Communica-   filed         Total   Adjust-      Computing  Pro Forma    Combined
                      tions,       Acquisi-               ments       & Design   Adjust-
                      Inc.         tions                                         ments

Revenues                 700,754    1,544,009 2,244,763               1,092,382               3,337,145
Operating costs
   and expenses       13,659,472    1,729,931 15,389,403  1,045,684   1,428,590     386,560  18,250,237
Loss from operations (12,958,718)   (185,922)(13,144,640)(1,045,684)   (336,208)   (386,560)(14,913,092)
Interest and other
  income (expenses)       66,098      (7,816)     58,282                (57,948)                    334
Net loss             (12,892,620)   (193,738)(13,086,358)(1,045,684)   (394,156)   (386,560) (14,912,758)

Preferred Stock
Dividends: As reported,
  plus adjustment       (602,995)               (602,995)   (98,625)                (16,667)    (718,287)
Accretion of
  Beneficial Conversion
  Feature of Preferred
  Stock              (11,422,538)            (11,422,538)                                     (11,422,538)
Net Loss Applicable
  to Common
  Shareholders       (24,918,153)            (25,111,891)                                     (27,053,583)
Weighted-average
  common shares
  outstanding         10,915,340              10,915,340    255,639                 178,151    11,363,138
Basic loss per share       (2.28)                                                                   (2.38)



(a) Adjustments to reflect amortization of intangibles and goodwill related to the acquisitions.
(b) Adjustment to reflect additional preferred stock dividends for the preferred stock sales needed to raise the cash paid for the acquisitions
(c)  Adjustment for the common shares issued for the acquisitions

               PRO FORMA CONDENSED, COMBINED STATEMENT OF OPERATIONS
                        For the year ended December 31,1998


                      SkyLynx      Previously      Total  Pro Forma   InfiCad    InfiCad      Pro forma
                      Communi-     Filed                  Adjust-     Computing  Pro Forma    Combined
                      cations      Adjustments            ments       & Design   Adjust-
                      Inc.                                                       ments

Revenues                   7,898    4,071,731  4,079,629                1,410,340             5,489,969
Operating costs
and expenses           5,300,834    4,216,869  9,517,703  2,467,786(a)1,768,892   773,121(a) 14,527,502
Loss from opera-
  tions               (5,292,936)    (145,138)(5,438,074)(2,467,786)   (358,552) (773,121)   (9,037,533)
Interest and other
  income (expenses)       18,104      (76,088)  (57,984)               (101,872) (159,856)
Net loss              (5,274,832)    (221,226)(5,496,058)(2,467,786)   (460,424) (773,121)   (9,197,389)

Preferred Stock Dividends:
As reported, plus
  adjustment             (39,759)               (39,759)   (394,500)(b)           (50,000)(b)  (484,259)
Accretion of Beneficial
    Conversion Feature
    of Preferred
    Stock                (73,029)               (73,029)                                        (73,029)
Net Loss Applicable to
    Common Share-
    holders           (5,387,620)                                               (5,387,620)  (9,754,677)
Weighted-average common
    shares outstanding 8,946,874               8,946,874    255,639                 178,151   9,380,664
Basic loss per share       (0.60)                                                                 (1.04)


(a) Adjustments to reflect amortization of intangibles and goodwill related to the acquisitions.
(b) Adjustment to reflect additional preferred stock dividends for the preferred stock sales needed to raise the cash paid for the acquisitions
( c) Adjustment for the common shares issued for the acquisitions